Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 &
INCREASES SECOND QUARTER 2014 CASH DIVIDEND

Bensalem, PA — July 8, 2014 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended June 30, 2014 increased approximately 17% to $319,295,000 compared to $273,604,000 for the same 2013 period. Net income for the three months ended June 30, 2014 was $13,921,000 or $0.20 per basic and per diluted common share, compared to the three months ended June 30, 2013 net income of $12,933,000 or $0.19 per basic and per diluted common share.

Revenue for the six months ended June 30, 2014 increased over 15% to $631,460,000 compared to $547,508,000 for the same 2013 period. Net income for the six months ended June 30, 2014 was $28,560,000 or $0.41 per basic and $0.40 per diluted common share, compared to the six months ended June 30, 2013 net income of $27,887,000 or $0.41 per basic and $0.40 per diluted common share. The six months ended June 30, 2013 reflected a $0.05 per share benefit due to the enactment of the American Taxpayer Relief Act of 2012, including the retroactive reinstatement of certain tax credits. The Company’s pre-tax income increased over 16% for the six months ended June 30, 2014 compared to the same 2013 period.

Additionally, our Board of Directors declared a quarterly cash dividend of $0.17375 per common share, payable on September 26, 2014 to shareholders of record at the close of business on August 22, 2014. This represents the 45th consecutive quarterly cash dividend payment, as well as the 44th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, July 9, 2014 at 8:30 a.m. Eastern Time to discuss its results for the three and six months ended June 30, 2014. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the "Events & Presentations" section of the investor relations page on our website, www.hcsg.com. A replay of the webcast will also be available on our website through approximately 10:00 p.m. Eastern Time on Wednesday, July 9th.

The Company also announced that it will participate in the CL King 12th Annual Best Ideas Conference on September 9th at the Omni Berkshire Place in New York City and the 5th Annual Credit Suisse Small & Mid Cap Conference to be held September 16th - September 17th at the Waldorf Astoria New York.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% with two as high as 7% of our total consolidated revenues for the three and six months ended June 30, 2014; risks associated with our acquisition of Platinum Health Services, LLC; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections,” and under Item IA “Risk Factors”.

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl
Chairman and Chief Executive Officer	President and Chief Operating Officer
215-639-4274	215-639-4274

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$319,295,000	$273,604,000	$631,460,000	$547,508,000
Operating costs and expenses:
Cost of services provided	275,815,000	234,602,000	543,186,000	469,793,000
Selling, general and administrative	22,240,000	19,363,000	44,286,000	40,153,000
Income from operations	21,240,000	19,639,000	43,988,000	37,562,000
Other income:
Investment and interest	803,000	219,000	1,184,000	1,253,000
Income before income taxes	22,043,000	19,858,000	45,172,000	38,815,000
Income taxes	8,122,000	6,925,000	16,612,000	10,928,000

Net income	$13,921,000	$12,933,000	$28,560,000	$27,887,000

Basic earnings per common share	$0.20	$0.19	$0.41	$0.41

Diluted earnings per common share	$0.20	$0.19	$0.40	$0.40

Cash dividends per common share	$0.17	$0.17	$0.34	$0.33

Basic weighted average number of common shares outstanding	70,440,000	68,599,000	70,381,000	68,531,000

Diluted weighted average number of common shares outstanding	71,206,000	69,370,000	71,140,000	69,366,000

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$57,269,000	$64,155,000
Marketable securities, at fair value	11,104,000	11,445,000
Accounts and notes receivable, net	205,172,000	189,107,000
Other current assets	46,485,000	44,485,000
Total current assets	320,030,000	309,192,000

Property and equipment, net	11,484,000	11,304,000
Notes receivable - long term, net	4,861,000	5,779,000
Goodwill	44,438,000	40,183,000
Other intangible assets, net	21,987,000	23,372,000
Deferred compensation funding	24,003,000	22,200,000
Other assets	14,414,000	13,312,000

Total Assets	$441,217,000	$425,342,000

Accrued insurance claims - current	$8,075,000	$7,853,000
Other current liabilities	88,065,000	91,250,000
Total current liabilities	96,140,000	99,103,000

Accrued insurance claims - long term	18,843,000	18,325,000
Deferred compensation liability	24,387,000	22,771,000
Stockholders' equity	301,847,000	285,143,000

Total Liabilities and Stockholders' Equity	$441,217,000	$425,342,000

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